Exhibit 99.1

August 1, 2016	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

TULSA, Okla. - Aug. 1, 2016 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its second quarter 2016 and updated its 2016 financial guidance.

Highlights include:

•	Second-quarter 2016 net income was $20.3 million, or $0.38 per diluted share, compared with $12.1 million, or $0.23 per diluted share, in the second quarter 2015;

•	Updated 2016 net income guidance to the range of $135 million to $140 million, compared with the previous guidance range of $127 million to $137 million;

•	Actual heating degree days across the company’s service areas were 527 in the second quarter 2016, 19 percent warmer than normal and 8 percent colder than the same period last year; and

•
A quarterly dividend of 35 cents per share, or $1.40 per share on an annualized basis, was declared on July 25, 2016, payable on Sept. 1, 2016, to shareholders of record at the close of business on Aug. 15, 2016.

“New rates from investments we’ve made throughout our system, along with customer growth in Oklahoma and Texas, continue to have a positive impact on our results,” said Pierce H. Norton II, president and chief executive officer. “We are also seeing the benefits from operating efficiencies and a continued focus from our employees on safety and customer service.”

SECOND-QUARTER 2016 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $43.6 million in the second quarter 2016, compared with $31.3 million in the second quarter 2015.

Net margin increased by $12.7 million compared with second quarter 2015, which primarily reflects:

•	A $10.5 million increase from new rates in Oklahoma and Texas;

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

•	A $0.9 million increase attributed to net residential customer growth in Oklahoma and Texas; and

•	A $0.8 million increase in line extension revenue, from commercial and industrial customers in Oklahoma.

Second-quarter 2016 operating costs were $110.4 million, compared with $112.5 million in the second quarter 2015, which primarily reflects:

•	A $2.0 million decrease in outside service expenses, fleet and other costs; and

•	A $1.0 million decrease in information technology expenses; offset partially by

•	A $1.5 million increase in employee-related expenses.

Second-quarter 2016 depreciation and amortization expense was $35.5 million, compared with $33.0 million in the second quarter 2015, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures were $69.5 million for the second quarter 2016, compared with $70.5 million in the second quarter 2015.

Key Statistics: More detailed information is listed on page 13 in the tables.

•	Actual heating degree days in the Oklahoma service area were 162 in the second quarter 2016, 15 percent warmer than normal and 4 percent colder than the same period last year;

•	Actual heating degree days in the Kansas service area were 320 in the second quarter 2016, 22 percent warmer than normal and 7 percent colder than the same period last year;

•	Actual heating degree days in the Texas service area were 45 in the second quarter 2016, 12 percent warmer than normal and 45 percent colder than the same period last year;

•	Residential natural gas sales volumes were 10.6 billion cubic feet (Bcf) in the second quarter 2016, down 7 percent compared with the same period last year;

•	Total natural gas sales volumes were 15.2 Bcf in the second quarter 2016, down 7 percent compared with the same period last year;

•	Natural gas transportation volumes were 49.6 Bcf in the second quarter 2016, up 6 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 64.8 Bcf in the second quarter 2016, up 3 percent compared with the same period last year.

YEAR-TO-DATE 2016 FINANCIAL PERFORMANCE

Operating income for the six-month 2016 period was $159.7 million, compared with $140.3 million for the same period last year.

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

Net margin increased by $22.3 million compared with the same period last year, which primarily reflects:

•	A $24.3 million increase from new rates in Oklahoma and Texas; and

•	A $1.8 million increase attributed to residential customer growth in Oklahoma and Texas; offset partially by

•	A $2.6 million decrease due to lower sales volumes, net of weather normalization, primarily from warmer weather in the first quarter 2016 compared with the same period last year; and

•	A $1.5 million decrease due primarily to lower transportation volumes from weather-sensitive customers in Kansas and Oklahoma.

Operating costs for the six-month 2016 period were $232.2 million, compared with $234.9 million for the same period last year, which primarily reflects:

•	A $4.6 million decrease in outside service expenses, fleet and other costs;

•	A $2.4 million decrease from the deferral of separation costs incurred in 2014, which was approved in Oklahoma as a regulatory asset in the recent rate proceeding; and

•	A $2.4 million decrease in information technology expenses; offset partially by

•	A $5.1 million increase in employee-related expenses; and

•	A $2.3 million increase in legal expenses.

Depreciation and amortization expense for the six-month 2016 period was $70.2 million, compared with $64.6 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures for the six-month 2016 period were $144.8 million, compared with $125.4 million for the same period last year, due primarily to increased system integrity activities and extending service to new areas, which were facilitated by warmer and drier weather in the first quarter of 2016.

The company ended the second quarter with $54.3 million of cash and cash equivalents, no short-term borrowings and $1.0 million in letters of credit, leaving $699.0 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at June 30, 2016, was 39 percent.

> View earnings tables

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

REGULATORY ACTIVITY

Oklahoma

In January 2016, the Oklahoma Corporation Commission approved a joint stipulation and settlement agreement for an increase in Oklahoma Natural Gas’ base rates of $29,995,000. The agreement includes the continuation, with certain modifications, of the Performance-Based Rate Change tariff, established in 2009.

Kansas

In May 2016, Kansas Gas Service filed a request with the Kansas Corporation Commission (KCC) for an increase in base rates, reflecting system investments and operating costs necessary to maintain the safety and reliability of its natural gas distribution system. Kansas Gas Service’s request, if approved, represents a net base rate increase of $28.0 million. Kansas Gas Service is already recovering $7.4 million from customers through the Gas System Reliability Surcharge (GSRS), resulting in a total base rate increase of $35.4 million. This request would increase the average residential customer’s natural gas bill by $4.34 per month.

The company’s filing also includes a proposed cost-of-service adjustment mechanism that would reset rates annually, based on a review of the previous year’s financial results. The proposed rate mechanism is intended to reduce the need to file full rate cases, thereby saving costs associated with traditional rate cases.

In accordance with Kansas law, the KCC has 240 days to consider Kansas Gas Service’s filing.

Texas

In June 2016, Texas Gas Service filed a rate case requesting an increase in revenues of $11.6 million for its Central Texas and South Texas service areas. The filing included a request to consolidate the South Texas service area with the Central Texas service area. Texas Gas Service filed this rate case directly with the incorporated cities of the Central Texas service area, which includes the City of Austin, and the Railroad Commission of Texas (RRC) for the unincorporated areas. If approved, new rates are expected to be effective in December 2016.

In March 2016, Texas Gas Service filed a rate case requesting an increase in revenues of $12.8 million for its El Paso, Dell City and Permian service areas. The filing included a request to consolidate these three service areas into a new West Texas service area. Texas Gas Service filed this rate case directly with the incorporated cities of the El Paso and Dell City service area and the RRC for the unincorporated areas. In July 2016, several incorporated cities that are parties to the filing, including the City of El Paso, denied the request, and Texas Gas Service

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

appealed the denial to the RRC. The Hearing on the Merits was held in July 2016 with a final decision from the RRC expected in October 2016.

In December 2015, Texas Gas Service filed a rate case for its Galveston and South Jefferson County service areas requesting an increase in revenues of $3.1 million. The filing included a request to consolidate these two service areas into a new Gulf Coast service area. Texas Gas Service filed this rate case directly with the incorporated cities and the RRC for the unincorporated areas. Texas Gas Service reached a unanimous settlement agreement with representatives of the incorporated cities and the staff of the RRC on behalf of the unincorporated areas for an increase in revenues of $2.3 million. New rates became effective in May 2016.

In the normal course of business, Texas Gas Service has received approval for increases totaling $2.0 million in 2016 for rate relief under the Gas Reliability Infrastructure Program and cost-of-service adjustments in other Texas jurisdictions to address investments in rate base and changes in expenses.

2016 FINANCIAL GUIDANCE UPDATED

ONE Gas updated its 2016 financial guidance, with net income expected to be in the range of $135 million to $140 million, compared with its previously announced range of $127 million to $137 million. Earnings per diluted share is expected to be approximately $2.55 to $2.65 per diluted share, compared with its previously announced range of $2.40 to $2.60 per diluted share. The updated guidance reflects lower operating expenses, offset partially by lower net margin, compared with the guidance provided on Jan. 19, 2016.

Capital expenditures are still expected to be approximately $305 million in 2016. More than 70 percent of these expenditures are targeted for system integrity and replacement projects.

Additional information is available in the guidance table on the ONE Gas website.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tues., Aug. 2, 2016, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-503-8171, pass code 1420482, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 1420482.

LINK TO EARNINGS TABLES
http://www.onegas.com/~/media/OGS/Earnings/2016/OGS_2016Q2Earnings-345H0WTzsZ.ashx
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ONE Gas, Inc. (NYSE: OGS) is a stand-alone, 100 percent regulated, publicly traded natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation, including the application of market rates by state and local agencies;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation efforts of our customers;

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply, and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at reasonable prices and on other reasonable terms;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	changes in law resulting from new federal or state legislation;

•	changes in environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks or breaches of technology systems and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to attract and retain talented management and directors;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010.

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

ONE Gas, Inc.
STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2016	2015	2016	2015
	(Thousands of dollars, except per share amounts)
Revenues	$245,923	$256,786	$754,288	$933,317
Cost of natural gas	56,457	79,949	292,186	493,502
Net margin	189,466	176,837	462,102	439,815
Operating expenses
Operations and maintenance	97,119	99,422	203,250	205,983
Depreciation and amortization	35,565	33,006	70,249	64,636
General taxes	13,161	13,139	28,908	28,921
Total operating expenses	145,845	145,567	302,407	299,540
Operating income	43,621	31,270	159,695	140,275
Other income	416	72	434	885
Other expense	(314)	(502)	(769)	(956)
Interest expense, net	(10,848)	(11,190)	(21,695)	(22,359)
Income before income taxes	32,875	19,650	137,665	117,845
Income taxes	(12,575)	(7,574)	(52,621)	(45,388)
Net income	$20,300	$12,076	$85,044	$72,457

Earnings per share
Basic	$0.39	$0.23	$1.62	$1.37
Diluted	$0.38	$0.23	$1.61	$1.36

Average shares (thousands)
Basic	52,386	52,767	52,452	52,737
Diluted	52,836	53,438	52,972	53,437
Dividends declared per share of stock	$0.35	$0.30	$0.70	$0.60

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

ONE Gas, Inc.
BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2016	2015
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$5,259,066	$5,132,682
Accumulated depreciation and amortization	1,647,585	1,620,771
Net property, plant and equipment	3,611,481	3,511,911
Current assets
Cash and cash equivalents	54,257	2,433
Accounts receivable, net	115,265	216,343
Materials and supplies	32,618	33,325
Income tax receivable	708	38,877
Natural gas in storage	103,741	142,153
Regulatory assets	54,645	32,925
Other current assets	20,222	16,789
Total current assets	381,456	482,845
Goodwill and other assets
Regulatory assets	410,648	435,863
Goodwill	157,953	157,953
Other assets	49,294	46,193
Total goodwill and other assets	617,895	640,009
Total assets	$4,610,832	$4,634,765

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

ONE Gas, Inc.
BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2016	2015
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,240,948 shares at June 30, 2016; issued 52,598,005 and outstanding 52,259,224 shares at December 31, 2015	$526	$526
Paid-in capital	1,756,799	1,764,875
Retained earnings	142,996	95,046
Accumulated other comprehensive income (loss)	(4,170)	(4,401)
Treasury stock, at cost: 357,057 shares at June 30, 2016 and 338,781 shares at December 31, 2015	(20,563)	(14,491)
Total equity	1,875,588	1,841,555
Long-term debt, excluding current maturities and net of issuance costs of $9,251 and $9,645, respectively	1,192,050	1,191,660
Total equity and long-term debt	3,067,638	3,033,215
Current liabilities
Current maturities of long-term debt	7	7
Notes payable	—	12,500
Accounts payable	59,983	107,482
Accrued interest	18,926	18,873
Accrued taxes other than income	31,676	37,249
Accrued liabilities	15,314	31,470
Customer deposits	61,438	60,325
Regulatory liabilities	19,675	24,615
Other current liabilities	10,965	11,700
Total current liabilities	217,984	304,221
Deferred credits and other liabilities
Deferred income taxes	987,906	951,785
Employee benefit obligations	263,869	272,309
Other deferred credits	73,435	73,235
Total deferred credits and other liabilities	1,325,210	1,297,329
Commitments and contingencies
Total liabilities and equity	$4,610,832	$4,634,765

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

ONE Gas, Inc.
STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2016	2015
	(Thousands of dollars)
Operating activities
Net income	$85,044	$72,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,249	64,636
Deferred income taxes	36,031	13,152
Share-based compensation expense	7,451	3,684
Provision for doubtful accounts	2,757	2,099
Changes in assets and liabilities:
Accounts receivable	98,321	181,949
Materials and supplies	707	(4,171)
Income tax receivable	38,169	31,644
Natural gas in storage	38,412	65,409
Asset removal costs	(27,672)	(20,902)
Accounts payable	(42,897)	(92,371)
Accrued interest	53	16
Accrued taxes other than income	(5,573)	(10,543)
Accrued liabilities	(16,156)	(11,368)
Customer deposits	1,113	(824)
Regulatory assets and liabilities	(2,966)	58,991
Other assets and liabilities	(15,730)	(11,306)
Cash provided by operating activities	267,313	342,552
Investing activities
Capital expenditures	(144,760)	(125,425)
Other	492	—
Cash used in investing activities	(144,268)	(125,425)
Financing activities
Repayments of notes payable, net	(12,500)	(42,000)
Repurchase of common stock	(24,066)	(24,122)
Issuance of common stock	1,983	4,471
Dividends paid	(36,638)	(31,533)
Cash used in financing activities	(71,221)	(93,184)
Change in cash and cash equivalents	51,824	123,943
Cash and cash equivalents at beginning of period	2,433	11,943
Cash and cash equivalents at end of period	$54,257	$135,886

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2016	2015	2016	2015
	(Millions of dollars, except as noted)
Financial
Net margin	$189.5	$176.8	$462.1	$439.8
Operating costs	$110.4	$112.5	$232.2	$234.9
Depreciation and amortization	$35.5	$33.0	$70.2	$64.6
Operating income	$43.6	$31.3	$159.7	$140.3
Capital expenditures	$69.5	$70.5	$144.8	$125.4

Net margin on natural gas sales	$160.7	$149.1	$396.4	$372.3
Transportation revenues	$21.2	$20.6	$51.0	$52.0
Net margin, excluding other revenues	$181.9	$169.7	$447.4	$424.3

Volumes (Bcf)
Natural gas sales
Residential	10.6	11.4	62.3	71.5
Commercial and industrial	4.3	4.6	18.8	21.8
Wholesale and public authority	0.3	0.4	1.3	1.5
Total volumes sold	15.2	16.4	82.4	94.8
Transportation	49.6	46.8	108.8	107.6
Total volumes delivered	64.8	63.2	191.2	202.3

Average number of customers (in thousands)
Residential	1,984	1,973	1,987	1,977
Commercial and industrial	158	157	159	158
Wholesale and public authority	3	3	3	3
Transportation	12	13	12	13
Total customers	2,157	2,146	2,161	2,151

Heating Degree Days
Actual degree days	527	487	5,066	6,007
Normal degree days	653	657	5,913	5,944
Percent colder (warmer) than normal weather	(19.3)%	(25.9)%	(14.3)%	1.1%

Statistics by State
Oklahoma
Average number of customers (in thousands)	867	863	870	865
Actual degree days	162	156	1,727	2,067
Normal degree days	191	195	1,966	1,998
Percent colder (warmer) than normal weather	(15.2)%	(20.0)%	(12.2)%	3.5%

Kansas
Average number of customers (in thousands)	639	637	640	640
Actual degree days	320	300	2,440	2,815
Normal degree days	411	411	2,913	2,913
Percent colder (warmer) than normal weather	(22.1)%	(27.0)%	(16.2)%	(3.4)%

Texas
Average number of customers (in thousands)	651	646	651	646
Actual degree days	45	31	899	1,125
Normal degree days	51	51	1,034	1,033
Percent colder (warmer) than normal weather	(11.8)%	(39.2)%	(13.1)%	8.9%

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ONE Gas Announces Second-quarter 2016 Financial Results;
Updates 2016 Financial Guidance

August 1, 2016

ONE Gas, Inc.
EARNINGS GUIDANCE*
	Updated	Previous
	2016	2016
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Operating income
Net margin	$887	$893	$(6)
Operations and maintenance	422	431	(9)
Depreciation and amortization	142	142	—
General taxes	56	57	(1)
Operating income	267	263	4
Other income (expense)	(2)	(2)	—
Interest expense	(44)	(46)	2
Income before income taxes	221	215	6
Income taxes	(84)	(83)	(1)
Net income	$137	$132	$5

	Updated	Previous
	2016	2016
	Guidance	Guidance	Change
	(Millions of dollars)
Cash Flow
Net income	$137	$132	$5
Depreciation and amortization	142	142	—
Deferred taxes	67	77	(10)
Other	16	13	3
Cash flow from operations before changes in working capital	$362	$364	$(2)

*Amounts shown are midpoints of ranges provided.